Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NLM HOLDING CO., INC.

NLM Holding Co., Inc., (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

A. NLM Holding Co., Inc. was formed by filing a Certificate of Incorporation of MD Holding Co., Inc. with the office of the Secretary of State of the State of Delaware on September 26, 2017, and a Certificate of Amendment changing the name of the Corporation to NLM Holding co., Inc. on January 26, 2018.

B. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the DGCL and restates, integrates, and further amends the Company’s Certificate of Incorporation, as amended.

C. Pursuant to Sections 242 and 245 of the DGCL, the Certificate of Incorporation of the Corporation, as amended, is hereby amended, integrated and restated in its entirety to read as follows:

FIRST: The name of the corporation is Moving iMage Technologies, Inc. (the “Corporation”).

SECOND: The address of the Corporation's registered office in the State of Delaware is 1012 College Road, Suite 201, Dover, DE 19904, County of Kent, Delaware. The name of the Corporation's registered agent at such address is Telos Legal Corp.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:

A.       The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares consisting of one hundred million (100,000,000) shares of common stock, having a par value of $0.0001 per share (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, having a par value of $0.0001 per share (the "Preferred Stock").

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B.       Effective immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without any action on the part of the respective holders thereof, every 150.20843 issued and outstanding shares of Common Stock as of immediately prior to the Effective Time shall be combined and reconstituted into one (1) fully paid and non-assessable share of issued and outstanding Common Stock (the “Reverse Stock Split”). The Reverse Stock Split shall be effected on a certificate-by-certificate basis, such that any fractional shares of Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated. No fractional shares of Common Stock shall be issued upon the combination of any such shares in the Reverse Stock Split and any fractional shares resulting from such combination shall be rounded up or down to the nearest whole share. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock following the Reverse Stock Split shall remain as stated above in Section A.

C.       The board of directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by written ballot unless required by the bylaws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under Delaware law.

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NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation of NLM Holding Co., Inc., to be duly executed by its authorized officer this ____ day of February, 2020.

By:
David H. Clarke
Chief Executive Officer